Exhibit 99.01

News

Media Contact:	Southern Company Media Relations
404-506-5333 or 1-866-506-5333
www.southerncompany.com

Investor Relations Contact:
Aaron Abramovitz
404-506-0780
apabramo@southernco.com
August 2, 2017

Southern Company reports second-quarter 2017 results

ATLANTA - Southern Company today reported a second quarter 2017 loss of $1.38 billion, or $1.38 per share, compared with earnings of $623 million, or 67 cents per share, in the second quarter of 2016. For the six months ended June 30, 2017, Southern Company reported a loss of $723 million, or 73 cents per share, compared with earnings of $1.11 billion, or $1.20 per share, for the same period in 2016.

Excluding the items described in the “Net Income - Excluding Items” table below, Southern Company earned $728 million, or 73 cents per share, during the second quarter of 2017, compared with $704 million, or 75 cents per share, during the second quarter of 2016. For the six months ended June 30, 2017, excluding these items, Southern Company earned $1.38 billion, or $1.39 per share, compared with earnings of $1.24 billion, or $1.34 per share, for the same period in 2016.

Non-GAAP Financial Measures	Three Months Ended June		Year-to-Date June
Net Income - Excluding Items (in millions)	2017	2016	2017	2016
Net Income (Loss) - As Reported	$(1,381)	$623	$(723)	$1,112
Estimated Loss on Kemper IGCC	3,012	81	3,120	134
Tax Impact	(896)	(31)	(937)	(51)
Loss on Plant Scherer Unit 3	—	—	33	—
Tax Impact	—	—	(13)	—
Acquisition and Integration Costs	9	44	13	65
Tax Impact	(4)	(13)	(5)	(20)
Wholesale Gas Services	28	—	(86)	—
Tax Impact	(11)	—	35	—
Earnings Guidance Comparability Item:
Equity Return Related to Kemper IGCC Schedule Extension	(24)	—	(47)	—
Tax Impact	(5)	—	(9)	—
Net Income - Excluding Items	$728	$704	$1,381	$1,240
Average Shares Outstanding - (in millions)	998	934	996	925
Basic Earnings Per Share - Excluding Items	$0.73	$0.75	$1.39	$1.34
NOTE: For more information regarding these non-GAAP adjustments, see the footnotes accompanying the Financial Highlights page of the earnings package.

Earnings drivers year-over-year for the second quarter 2017 were positively influenced by Southern Company Gas, which was acquired on July 1, 2016 and retail revenue effects at Southern Company’s traditional electric operating companies. Earnings were negatively influenced by mild weather, increased interest expense and share issuances.

“Our premier state-regulated electric and gas operating companies performed well during the second quarter,” said Chairman, President and CEO Thomas A. Fanning. “This consistency in our core operations has been a hallmark of the Southern Company system and reflects our long-standing commitment to keep customers at the center of all we do as we continue to deliver safe, clean, reliable and affordable energy to the constituents we are privileged to serve.”

Second quarter 2017 operating revenues were $5.43 billion, compared with $4.46 billion for the second quarter of 2016, an increase of 21.8 percent. Southern Company Gas accounted for $716 million of the increase in operating revenues for the second quarter of 2017. For the six months ended June 30, 2017, operating revenues were $11.20 billion, compared with $8.45 billion, an increase of 32.6 percent. Southern Company Gas accounted for $2.28 billion of the increase in operating revenues for the six months ended June 30, 2017.

Southern Company’s second quarter earnings slides with supplemental financial information are available at http://investor.southerncompany.com.

Southern Company’s financial analyst call will begin at 1 p.m. Eastern Time today, during which Fanning and Chief Financial Officer Art P. Beattie will discuss earnings and provide a general business update. Investors, media and the public may listen to a live webcast of the call and view associated slides at http://investor.southerncompany.com/webcasts. A replay of the webcast will be available on the site for 12 months.

About Southern Company

Southern Company (NYSE: SO) is America’s premier energy company, with 46,000 megawatts of generating capacity and 1,500 billion cubic feet of combined natural gas consumption and throughput volume serving 9 million customers through its subsidiaries. The company provides clean, safe, reliable and affordable energy through electric operating companies in four states, natural gas distribution companies in seven states, a competitive generation company serving wholesale customers across America and a nationally recognized provider of customized energy solutions, as well as fiber optics and wireless communications. Southern Company brands are known for excellent customer service, high reliability and affordable prices that are below the national average. Through an industry-leading commitment to innovation, Southern Company and its subsidiaries are inventing America’s energy future by developing the full portfolio of energy resources, including carbon-free nuclear, 21st century coal, natural gas, renewables and energy efficiency, and creating new products and services for the benefit of customers. Southern Company has been named by the U.S. Department of Defense and G.I. Jobs magazine as a top military employer, recognized among the Top 50 Companies for Diversity by DiversityInc, listed by Black Enterprise magazine as one of the 40 Best Companies for Diversity and designated a Top Employer for Hispanics by Hispanic Network. The company has earned a National Award of Nuclear Science and History from the National Atomic Museum Foundation for its leadership and commitment to nuclear development and is continually ranked among the top energy companies in Fortune's annual World’s Most Admired Electric and Gas Utility rankings. Visit our website at www.southerncompany.com.

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